Exhibit 10.1

PAR PACIFIC HOLDINGS, INC.

$52,500,000 Convertible Subordinated Bridge Notes

COMMITMENT FOR BRIDGE NOTES

Issuer/Company	Par Pacific Holdings, Inc., a Delaware corporation (“PPH”).

Guarantors	None.

Notes	$52,500,000 principal amount of 2.50% Convertible Subordinated Bridge Notes due 90 days following issuance (the “Bridge Notes”); provided, however, that the amount of the Bridge Notes shall be reduced on a dollar for dollar basis in the amount of any net proceeds received by PPH from the Rights Offering (as hereinafter defined) in the event that the Rights Offering is consummated prior to the Acquisition (as hereinafter defined).

Maturity	90 days following issuance, unless earlier prepaid or converted; provided, however, that in the event that the Rights Offering (as hereinafter defined) has not been consummated on the maturity date, then PPH may elect to extend the maturity for a period of an additional 30 days (the “Extension Period”) in order to facilitate the closing of the Rights Offering in consideration for the payment of 0.25% of the aggregate principal amount of the outstanding Bridge Notes (the “Extension Fee”).

Interest	2.50% per year (calculated on a 360-day basis). Interest will accrue from the issue date and will be due and payable at maturity.

Principal	Principal due at maturity, unless earlier prepaid or converted.

Conversion	The Bridge Notes shall be convertible into shares of PPH common stock, par value $0.01 per share (“Common Stock”) at the Subscription Price (as hereinafter defined).

Commitment of Bridge Lenders for Bridge Notes	Each of EGI Investors, L.L.C. and Highbridge International LLC, and Highbridge Tactical Credit & Convertibles Master Fund, L.P., severally and not jointly agrees to purchase the Bridge Notes in the respective amounts set forth opposite their name on Schedule A hereto for the amounts set forth on Schedule A.

Use of Proceeds	To finance the purchase of all of the equity interests of Hermes Consolidated, LLC, a Delaware limited liability company (d/b/a Wyoming Refining Company) (the “Acquisition”).

Mandatory Conversion	The Bridge Notes shall be mandatorily convertible into Common Stock, upon the earlier of (i) closing of the Rights Offering (as hereinafter defined) or (ii) maturity of the Bridge Notes. In the event that the Rights Offering closes prior to the issuance of the Bridge Notes, then the amount of the Bridge Notes issued will be reduced by the amount of the net proceeds of the Rights Offering and any remaining Bridge Notes will be automatically converted into shares of Common Stock at the Subscription Price.

The conversion rate for the Bridge Notes shall initially be equal to the Subscription Price (as hereinafter defined) for the Rights (as hereinafter defined), subject to customary adjustments, including, without limitation, any stock dividends or stock splits.

Upon conversion, PPH shall deliver shares of Common Stock to the Bridge Lenders.

Rights Offering	The issuance of the Bridge Notes is intended to provide PPH with immediate liquidity pending the commencement and closing of a pro rata registered rights offering (the “Rights Offering”) of rights (the “Rights”) to purchase an aggregate of approximately $50.00 million of newly-issued shares of Common Stock. The exercise price for the Common Stock in the Rights Offering shall be determined by the PPH board of directors; provided, however, that such exercise price will be (i) not greater than $15.00 per whole share and (ii) at a discount to the market price of the Common Stock at the close of trading on the date such exercise price is determined (the “Subscription Price”); and the total number of shares of Common Stock to be offered will be approximately 3.33 million, subject to adjustment based upon the Subscription Price.

The Rights shall be issued to each stockholder (including, without limitation, to the Bridge Lenders) on a pro rata basis (the “Basic Subscription Right”) at a rate per outstanding share of Common Stock to be determined by the PPH board of directors. The Rights shall be transferable, provided that such transfer is not restricted by the Transfer Restrictions. Any Rights holder that fully exercises such holder’s Basic Subscription Right shall also be entitled, but shall not be obliged, to subscribe for any shares of Common Stock offered in the Rights Offering and not purchased by other stockholders, subject to proration (in proportion to the number of shares of Common Stock held by a stockholder including the number of shares of Common Stock a stockholder has subscribed for pursuant to the Basic Subscription Right) if the oversubscribed shares exceed the number of shares of Common Stock available (the “Oversubscription Right”). Exercise of the Basic Subscription Right and the Oversubscription Right shall be subject, in each instance, to the restrictions contained in Article 11 of PPH’s Restated Certificate of Incorporation (the “PPH Charter”) and such other transfer restrictions and/or stock certificate escrow protection mechanisms as may be imposed by PPH to ensure compliance with Article 11 of the PPH Charter (the “Transfer Restrictions”).

Rights Offering Proceeds	PPH covenants and agrees that all net proceeds from the Rights Offering shall be used to reduce the amount of Bridge Notes to be issued if consummated prior to the issuance of the Bridge Notes, or to prepay or pay, as the case may be, the Bridge Notes following issuance. For the avoidance of doubt, any unpaid amounts on the Bridge Notes (including accrued but unpaid interest) after payment of all net proceeds from the Rights Offering shall be satisfied through the conversion of the Bridge Notes into Common Stock at the Subscription Price.

Registration of Rights and Registration of Rights for Resale

Within three business days following the execution of this Commitment for Bridge Notes (this “Commitment”), PPH shall file a registration statement or prospectus supplement, as the case may be, to register the issuance of the Rights and the resale of all Rights issued to affiliates of PPH to enable such affiliates to freely transfer and sell such Rights upon issuance and prior to the exercise of such Rights (the “Rights Offering and Resale Registration”). PPH shall use its commercially reasonable best efforts to have the Rights Offering and Resale Registration declared effective as promptly as practicable after filing thereof and shall not withdraw such Rights Offering and Resale Registration without the consent of the Bridge Lenders.

Transfer Restrictions	Issuance of any Common Stock upon conversion of the Bridge Notes shall be subject in each instance, to the Transfer Restrictions contained in Article 11 of the PPH Charter and such other transfer restrictions and/or stock certificate escrow protection mechanisms as may be imposed by PPH to ensure compliance with Article 11 of the PPH Charter. Further, each of the Bridge Lenders agrees that it will not sell, pledge or otherwise transfer any shares of Common Stock prior to the closing of the Rights Offering.

Board Approval	The PPH Board of Directors shall have authorized and approved the (i) issuance of the Bridge Notes and the conversion of the Bridge Notes into Common Stock, (ii) acquisition, exercise and/or Transfer of Rights, and (iii) acquisition of shares of Common Stock upon the exercise of Rights by any Bridge Lender or any of its affiliates or associates; and shall not require any Bridge Lender or any of its affiliates or associates to provide an opinion of counsel that the Transfer will not result in the application of any section 382 limitation on the use of the Tax Benefits (as defined in the PPH Charter) as a condition or term of such granting such approval. For the avoidance of doubt, the parties hereto acknowledge the continued availability without modification or adjustment of the prior approvals of the Board of Directors of PPH, having authorized and approved on a prospective basis, Transfers pursuant to the Allocation Agreement, after issuance of the Bridge Notes and/or the consummation of the Rights Offering.

Registration Rights for Common Stock Issued upon Conversion of Bridge Notes	PPH and the Bridge Lenders shall enter into a registration rights agreement (the “Registration Rights Agreement”) providing the Bridge Lenders with demand and piggyback registration rights (subject to the priorities of stockholders under registration rights agreements with the Company in existence as of the date hereof) with respect to all shares of Common Stock issued to the Bridge Lenders and its assigns pursuant to this Commitment and the Bridge Notes issued in connection herewith (“Registrable Securities”). In addition, as soon as reasonably practicable, PPH shall file a Form S-3 resale shelf registration statement (“Resale Shelf S-3”) to register for resale the Registrable Securities, but in any event no later than 60 calendar days after the closing of the Rights Offering.

PPH shall use its commercially reasonable efforts to (i) have the Resale Shelf S-3 declared effective as promptly as practicable after filing thereof, but in no event later than (a) 60 days after the closing of the Rights Offering, or (b) if earlier, 5 business days after the date on which the SEC informs PPH (I) that the SEC will not review the Resale Shelf S-3 or (II) that PPH may request the acceleration of the effectiveness of the Resale Shelf S-3 and PPH makes such request and (ii) cause the Resale Shelf S-3 to continue to be effective until the earlier to occur of the following (a) the Bridge Lenders have sold all of the Registrable Securities, (b) all of the Registrable Securities covered by such Resale Shelf S-3 may be sold by the Bridge Lenders without volume restrictions pursuant to Rule 144 of the Securities Act or (c) the third anniversary of the effectiveness of the Resale Shelf S-3 (the “Effectiveness Period”). As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when (i) the SEC has declared a registration statement covering such securities effective and such securities have been disposed of pursuant to such effective registration statement, (ii) such securities are sold under circumstances in which all of the applicable conditions of Rule 144 under the Securities Act are met, (iii) such securities become eligible for sale pursuant to Rule 144 without (x) notice or current information requirements, (y) manner of sale restrictions, or (z) volume restrictions, or (iv) such securities have ceased to be outstanding.

If the Resale Shelf S-3 (i) is not filed, (ii) is not declared effective, or (iii) does not remain effective, by or for the respective dates set forth above, then, from such date, for each day that PPH is not in compliance with its obligations under the registration rights agreement, PPH shall pay to the Bridge Lenders with respect to such failure, as liquidated damages and not as a penalty, an amount in cash equal to 1.00% of the amount of each Bridge Lenders’ (and its assigns, if any) purchase of Common Stock pursuant to this Commitment (collectively, the “Bridge Lenders Purchase Proceeds”) per calendar month or portion thereof that noncompliance persists up to a maximum amount of 5.00% of the Bridge Lenders Purchase Proceeds.

Note Purchase Agreement	The purchase of the Bridge Notes under this Commitment will be made pursuant to a Note Purchase Agreement (the “Purchase Agreement”) and Registration Rights Agreement to be drafted by counsel for the Bridge Lenders and customary for such transactions. The Purchase Agreement shall contain, among other things, customary representations and warranties, customary covenants and conditions to Closing.

Amount Payable to Bridge Lenders	In consideration of the Bridge Lender’s Commitment hereunder:

(a) Upon PPH and the Bridge Lenders signing this Commitment (such date being referred to as the “Execution Date”), each of the Bridge Lenders shall earn the following commitment fees (the “Commitment Fees”) equal to 5.0% of its respective Commitment to purchase the Bridge Notes through August 1, 2016 whether or not such Bridge Notes are issued. In the event that the Bridge Notes are issued, then the Commitment Fees shall be payable in the form of reduced proceeds to PPH upon issuance of the Bridge Notes.

(b) In the event that (i) the Bridge Notes have been issued, (ii) the Rights Offering has not been consummated upon the maturity of the Bridge Notes and (iii) PPH has elected to extend the maturity of the Bridge Notes for the Extension Period in consideration for the payment the Extension Fee, then such Extension fee shall be payable in cash upon exercise of such Extension Period.

(c) In the event that the Bridge Notes are not issued, then the Commitment Fees shall be payable in cash within five business days following the August 1, 2016 expiration of this Commitment.

Conditions to the Obligations of the Bridge Lenders	The obligations of the Bridge Lenders described herein shall be subject to the following conditions (which may be waived by each of the Bridge Lenders in its sole and absolute discretion);

(i) PPH files the Rights Offering and Resale Registration with the Securities and Exchange Commission no later than June 17, 2016 and the Rights Offering and Resale Registration shall not have been withdrawn;

(ii) The representations and warranties of PPH set forth on Exhibit A hereto being true and correct in all material respects as of the date hereof and as of the date of the issuance of the Bridge Notes;

(iii) All conditions to the consummation of the Acquisition have been satisfied or waived and the net proceeds of the Bridge Notes are used to pay a portion of the purchase price for the Acquisition;

(iv) The parties have entered into the Purchase Agreement for the issuance of the Bridge Notes, the Registration Rights Agreement and such other financing documentation as reasonably requested by the Bridge Lenders; and

(v) The parties hereto acknowledge the prior approvals of the Board of Directors of PPH having authorized and approved on a prospective basis, in accordance with Section 11.3 of the PPH Charter, one or more Transfers (as defined in the PPH Charter) of shares of Common Stock by the Bridge Lenders pursuant to that certain Allocation Agreement among Remaining Emergence 5% Shareholders, dated as of November 10, 2014 (the “Allocation Agreement”), after the consummation of the Rights Offering.

Fundamental Change	The conversion rate shall be equitably adjusted in the event of a “Fundamental Change.” For purposes of this Commitment “Fundamental Change” means:

(i) a “person” or “group” within the meaning of Section 13(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), other than PPH, its wholly-owned subsidiaries and the employee benefit plans of PPH and its subsidiaries, has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of PPH common equity representing more than 50% of the voting power of the PPH common equity; and

(ii) the consummation of (A) any recapitalization, reclassification or change of the Common Stock (other than changes resulting from a subdivision or combination) as a result of which the Common Stock would be converted into, or exchanged for, stock, other securities, other property or assets; (B) any share exchange, consolidation or merger of us pursuant to which the Common Stock will be converted into cash, securities or other property or assets; or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than a wholly-owned subsidiary of PPH; provided, however, that a transaction described in clause (B) in which the owners of all classes of the PPH common equity immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving corporation or transferee or the parent thereof immediately after such transaction in substantially the same proportions as such ownership immediately prior to such transaction shall not be a fundamental change pursuant to this clause (ii).

Ranking - Unsecured	The Bridge Notes will be senior unsecured obligations of PPH and will rank:

(i) subordinated in right of payment to any of PPH’s secured indebtedness; and

(ii) senior in right of payment to any indebtedness of PPH that is expressly subordinated in right of payment to the Bridge Notes;

(iii) equal in right of payment to any of PPH’s unsecured indebtedness that is not so subordinated; and

(iv) structurally junior to all indebtedness and other liabilites of any PPH subsidiaries.

Representations and Warranties	PPH makes the representations and warranties set forth on Exhibit A attached hereto to each of the Bridge Lenders and each of the Bridge Lenders, severally and not jointly, make the representations and warranties set forth on Exhibit B attached hereto to PPH. The Purchase Agreement shall contain customary representations and warranties associated with the issuance of the Bridge Notes.

Affirmative/Negative Covenants	Affirmative covenants to include use of proceeds; payment of taxes and other obligations; continuation of business and maintenance of existence and rights and privileges; necessary consents, approvals, licenses and permits; compliance with laws and regulations; maintenance of books and records; financial reporting (including annual audited and quarterly unaudited financial statements); continued listing of the Common Stock on any of the NYSE MKT, The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors).

The Purchase Agreement will not restrict: (i) the amount of debt that PPH or any of its subsidiaries may incur, (ii) any liens or encumbrances on PPH’s properties or any of PPH’s subsidiaries’ properties, and (iii) any dividends or restricted payments declared or made in cash or stock to PPH’s stockholders.

Financial Covenants	None.

Events of Default	Each of the following is an event of default with respect to the Bridge Notes:

(i) default in the payment of principal of any Bridge Note when due and payable at its stated maturity, upon any required repayment, or upon declaration of acceleration or otherwise;

(ii) failure to comply with the obligation to convert the Bridge Notes in accordance with the Purchase Agreement;

(iii) failure to give notice of a Fundamental Change when required;

(iv) default by PPH or any of its subsidiaries with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed in excess of $20,000,000 (or its foreign currency equivalent) in the aggregate of us and/or any such subsidiary beyond any applicable grace period, whether such indebtedness now exists or shall hereafter be created (x) resulting in such indebtedness becoming or being declared due and payable or (y) constituting a failure to pay the principal or interest of any such debt when due and payable at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise;

(v) certain events of bankruptcy, insolvency, or reorganization of PPH or any of its significant subsidiaries, as defined in Article 1, Rule 1-02 of Regulation S-X; or

(vi) a final judgment or judgments for the payment of $20,000,000 (or its foreign currency equivalent) or more (excluding any amounts covered by insurance) in the aggregate rendered against PPH or any of its subsidiaries, which judgment is not discharged, stayed or bonded within 60 days after (x) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (y) the date on which all rights to appeal have been extinguished.

Amendments and Waivers	Amendments and waivers of the provisions of the Purchase Agreement or related financing documentation will require the approval of the Bridge Lenders.

Indemnification	PPH will indemnify the purchasers and their respective affiliates, partners, directors, officers, agents and advisors and hold them harmless from and against all liabilities, damages, claims, costs, expenses (including reasonable fees, disbursements, settlement costs and other charges of counsel) (collectively, “Losses”) relating to the Bridge Notes and PPH’s use of proceeds of the Bridge Notes and the Rights Offering.

Each of the Bridge Lenders agrees to severally, and not jointly, indemnify and hold PPH, its affiliates, any of its or their affiliates, and any of its or their respective officers, directors, employees, agents, representatives, successors, members, stockholders, partners, lenders and capital sources (each, a “PPH Indemnitee”) harmless from and against any and all Losses to which any PPH Indemnitee may become subject insofar as such Losses arise out of or are based upon (i) any inaccuracy in, breach of or failure to comply with, any representation, warranty, or covenant made by such Bridge Lenders in this Commitment or (ii) information furnished in writing to PPH by each Bridge Lender, respectively, expressly for use in the preliminary prospectus, registration statement or the prospectus relating to the Rights Offering and Resale Registration or any amendment or supplement thereto.

Expense Reimbursement	PPH shall reimburse the Bridge Lenders, whether or not the Bridge Notes are issued or the Rights Offering is consummated, for all of the costs and expenses incurred by the Bridge Lenders in connection herewith, including the reasonable fees and disbursements of legal counsel to Bridge Lenders.

Binding Commitment	This Commitment made by the Bridge Lenders represents the binding commitment by, on the one hand, PPH and, on the other hand, the Bridge Lenders, with respect to the subject matter hereof. Each party executing this Commitment intends to be legally bound hereby.

Waiver of Jury Trial and Punitive and Consequential Damages	All parties to the financing documentation waive the right to trial by jury and the right to claim punitive or consequential damages.

Governing Law	New York

Absence of a Public Market for the Bridge Notes	PPH does not intend to apply for a listing of the Bridge Notes on any securities exchange or any automated dealer quotation system.

Public Announcement	PPH and the Bridge Lenders shall agree (such consent not to be reasonably withheld) as to the content and timing of any press release or other document disclosing the existence of the Bridge Notes, Rights Offering, the Commitment, and any related transactions, provided that any such press release is initially prepared by, and finally approved by, legal counsel to PPH prior to public release.

Closing Date	Subject to the terms and conditions set forth in this Commitment and the Purchase Agreement, simultaneous with the closing of the Acquisition, but in any event on or before August 1, 2016, unless extended for the Extension Period.

Miscellaneous	This Commitment is made solely for the benefit of the Bridge Lenders, the affiliates of the Bridge Lenders, and PPH and its affiliates, and no other person, partnership, association or corporation shall acquire or have any right under or by virtue of this Commitment.

PPH may not assign any of its rights (nor delegate any of its obligations) under this Commitment without the prior written consent of the Bridge Lenders.

In case any one or more of the provisions contained in this Commitment, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect under the laws of any jurisdiction, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way affected or impaired thereby or under the laws of any other jurisdiction.

The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Commitment were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Commitment and to enforce specifically the terms and provisions hereof.

This Commitment may not be amended, modified or changed, in whole or in part, except by an instrument in writing signed by PPH and the Bridge Lenders.

This Commitment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Commitment delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Commitment.

[SIGNATURE PAGES FOLLOW]

Agreed and Acknowledged this 14th day of June, 2016.
PAR PACIFIC HOLDINGS, INC.

By:	/s/ James Matthew Vaughn
Its:	Sr. Vice President and General Counsel

BRIDGE LENDERS:

EGI INVESTORS, L.L.C.

By:	/s/ Philip Tinkler
Its:

HIGHBRIDGE INTERNATIONAL LLC

By:	Highbridge Capital Management, LLC, its trading manager

By:	/s/ Jonathan Segal
Name:	Jonathan Segal
Title:	Managing Director

HIGHBRIDGE TACTICAL CREDIT & CONVERTIBLES MASTER FUND, L.P.

By:	Highbridge Capital Management, LLC, its trading manager

By:	/s/ Jonathan Segal
Name:	Jonathan Segal
Title:	Managing Director

SCHEDULE A

Schedule of Bridge Lenders

Name of Bridge Lender	Entity Type and State of Organization	Principal Amount Purchased	Proceeds Payable
EGI Investors L.L.C.	Delaware Limited Liability Corporation	$36,750,000	$34,912,500
Highbridge International LLC,
Highbridge Tactical Credit & Convertibles Master Fund, L.P
		$15,750,000	$14,962,500

Exhibit A

PPH Representations and Warranties

PPH represents and warrants to the Bridge Lenders, as of the date hereof, as follows:

1. PPH has all necessary corporate power and authority to execute and deliver this Commitment, and perform its obligations hereunder. The issuance of the Bridge Notes and the Rights Offering have each been duly and validly authorized by PPH, and all determination and consent necessary for this issuance of Common Stock in connection therewith required under Article 11 of the Restated Certificate of Incorporation of PPH have been obtained. This Commitment is the valid and binding obligation of PPH and is enforceable against PPH by the Bridge Lenders in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) and except as rights to indemnity may be limited by federal or state law or principles of public policy.

2. The Rights and the shares of Common Stock issuable upon conversion of the Bridge Notes and upon exercise of the Rights have been duly authorized by PPH. The Common Stock, when issued and delivered by PPH against payment therefor as provided for in the Bridge Notes and the Rights Offering, will be validly issued, fully paid and nonassessable. No vote of the holders of any class or series of capital stock or other securities of PPH or any subsidiary of PPH is required to approve or effect this Commitment or any transaction contemplated hereby, including, without limitation, under applicable law, applicable stock exchange rules or regulations, the Restated Certificate of Incorporation of PPH (including, without limitation, Article 11 thereof) or by-laws of PPH or any subsidiary of PPH, or any agreement of any kind applicable to PPH, any subsidiary of PPH, or their assets.

3. The execution, delivery and performance of this Commitment and the issuance of the Bridge Notes will not (i) conflict with, result in the creation or imposition of any lien, charge or encumbrance upon any of the assets of PPH or any of its subsidiary pursuant to the terms of, or constitute a default under, any material agreement, indenture or instrument to which PPH or any of its subsidiaries is a party, or (ii) result in a violation of the Restated Certificate of Incorporation or By-laws of PPH or any of its subsidiaries or any order, rule or regulation of any court of governmental agency having jurisdiction over PPH or any of its subsidiaries or any of their respective properties. Except as required by the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, and applicable state securities law, or other applicable law, no consent, authorization or order of, or filing or registration with, any court of governmental agency is required for the execution, delivery and performance of this Commitment and the Bridge Notes.

4. The offer and sale of the Bridge Notes and the issuance of shares of Common Stock upon conversion of the Bridge Notes to each of the Bridge Lenders shall be exempt from the registration requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, and applicable state securities laws.

Exhibit B

Representation and Warranties of the Bridge Lenders

Each Bridge Lender hereby severally and not jointly represents and warrants to PPH, as of the date hereof, as follows:

1. Bridge Lender has all necessary corporate power and authority to execute and deliver this Commitment, and perform its obligations hereunder up to the amount set forth opposite Bridge Lender’s name in Schedule A to this Commitment. The execution, delivery and performance by Bridge Lender of this Commitment and the transactions contemplated hereby up to the amount set forth opposite Bridge Lender’s name on Schedule A hereto have been duly and validly authorized and approved, and no other corporate proceedings on the part of Bridge Lender are necessary to authorize such execution, delivery and performance by Bridge Lender of the Commitment up to the amount set forth opposite Bridge Lender’s name in Schedule A hereto. This Commitment is the valid and binding obligation of Bridge Lender and is enforceable against Bridge Lender by PPH up to the amount set forth opposite Bridge Lender’s name in Schedule A hereto in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) and except as rights to indemnity may be limited by federal or state law or principles of public.

2. The execution, delivery and performance of this Commitment up to the amount set forth opposite Bridge Lender’s name in Schedule A hereto will not (i) conflict with, result in the creation or imposition of any lien, charge or encumbrance upon any of its assets or any of its subsidiaries pursuant to the terms of, or constitute a default under, any material agreement, indenture or instrument to which it or any of its subsidiaries is a party, or (ii) result in a violation of its Limited Partnership Agreement or Operating Agreement or similar document or any order, rule or regulation of any court or governmental agency having jurisdiction over it. Except as required by the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, and applicable state securities law, no consent, authorization or order of, or filing or registration with, any court or governmental agency is required for the execution, delivery and performance of this Commitment.

3. Bridge Lender (i) is an “accredited investor” as defined in Rule 501(a)(1), (2), (3), (5), (6), (7) and/or (8) of Regulation D under the Securities Act of 1933, as amended; (ii) has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of this Commitment, and has so evaluated the merits and risks of this Commitment; (iii) been given access to and an opportunity to examine such documents, materials and information concerning PPH as the Bridge Lender deems to be necessary or advisable in order to reach an informed decision as to an investment in PPH, to the extent that PPH possesses such information, has carefully reviewed and understands these materials and has had answered to the Bridge Lender’s full satisfaction any and all questions regarding such information; (iv) made such independent investigation of PPH, its management, and related matters as the Bridge Lender deems to be necessary or advisable in connection with this Commitment, and is able to bear the economic and financial risk of this Commitment; (v) has not been offered the shares of PPH common stock contemplated by this Commitment by any means of general solicitation or general advertising; and (vi) was solicited or became aware of this investment either through (1) a substantive, pre-existing relationship with PPH, (2) direct contact with PPH or its agents outside of any public offering effort, and/or (3) through contacts by PPH not identified through any public offering.